                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                (AMENDMENT NO. 1)

                   Under the Securities Exchange Act of 1934*



                               PracticeWorks, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   739419-10-9
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule
is filed:                                          [ ] Rule 13d-1(b)
                                                   [X] Rule 13d-1(c)
                                                   [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

            Person Authorized to Receive Notices and Communications:

                             Gregory R. Samuel, Esq.
                              Haynes and Boone, LLP
                           901 Main Street, Suite 3100
                                Dallas, TX 75202
                                 (214) 651-5000




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                                  SCHEDULE 13G

-----------------------                                       -----------------
CUSIP No. - 739419-10-9                                       Page 2 of 6 Pages
-----------------------                                       -----------------

--------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                       The Pinnacle Fund, L.P., a Texas limited partnership 75-2512784
--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
      3       SEC USE ONLY

--------------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OR ORGANIZATION

                       Texas
--------------------------------------------------------------------------------
                               5      SOLE VOTING POWER
           NUMBER OF
             SHARES                         894,875
          BENEFICIALLY    ------------------------------------------------------
            OWNED BY           6      SHARED VOTING POWER
              EACH
           REPORTING                        0
             PERSON       ------------------------------------------------------
              WITH             7      SOLE DISPOSITIVE POWER

                                            894,875
                          ------------------------------------------------------
                               8      SHARED DISPOSITIVE POWER

                                            0
--------------------------------------------------------------------------------
               9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                          PERSON
                                          894,875
--------------------------------------------------------------------------------
               10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                          CERTAIN SHARES                                    [ ]

--------------------------------------------------------------------------------
               11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                    5.1%
--------------------------------------------------------------------------------
               12         TYPE OF REPORTING PERSON

                                    PN
--------------------------------------------------------------------------------





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                                                              -----------------
                                                              Page 3 of 6 Pages
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Item 1(a)         Name of Issuer:

                  PracticeWorks, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  Suite 200
                  1765 The Exchange
                  Atlanta, GA 30339

Item 2(a)         Names of Persons Filing:

                  The Pinnacle Fund, L.P.

Item 2(b)         Addresses of Principal Business Offices:

                  Suite 240
                  4965 Preston Park Blvd.
                  Plano, TX 75093

Item 2(c)         Citizenship:

                  Texas

Item 2(d)         Title of Class of Securities:

                  Common Stock, $.01 per share

Item 2(e)         CUSIP Number:

                  739419-10-9



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                                                              -----------------
                                                              Page 4 of 6 Pages
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Item 3            Status of Persons Filing:

                  (a) [  ] Broker or dealer registered under section 15 of the
                           Act (15 U.S.C. 78o);

                  (b) [  ] Bank as defined in section 3(a)(6) of the Act (15
                           U.S.C. 78c);

                  (c) [  ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

                  (d) [  ] Investment company registered under section 8 of the
                           Investment Company Act of 1940 (15 U.S.C. 80a-8);

                  (e) [  ] An investment adviser in accordance with Section
                           240.13d-1(b)(1)(ii)(E);

                  (f) [  ] An employee benefit plan or endowment fund in
                           accordance with Section 240.13d-1(b)(1)(ii)(F);

                  (g) [  ] A parent holding company or control person in
                           accordance with Section 240.13d-1(b)(1)(ii)(G);

                  (h) [  ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                  (i) [  ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                  (j) [  ] Group, in accordance with Section
                           240.13d-1(b)(1)(ii)(J).

Item 4            Ownership:

                  (a) This statement is filed on behalf of The Pinnacle Fund,
                      L.P. As of December 31, 2002, The Pinnacle Fund, L.P. was the record owner of 894,875 shares of common stock of PracticeWorks, Inc.

                  (b) Percent of Class: 5.1%.

                  (c) Number of shares as to which each person has:

                      (i)  sole power to vote or to direct the vote:   894,875

                      (ii) shared power to vote or to direct the vote:    0

                      (iii) sole power to dispose or to direct the disposition of:   894,875

                      (iv) shared power to dispose or to direct the disposition of:    0



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                                                              -----------------
                                                              Page 5 of 6 Pages
                                                              -----------------


Item 5            Ownership of 5% or Less of a Class:

                  Not applicable.

Item 6            Ownership of More than 5% on Behalf of Another Person:

                  Not applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding
                  Company:

                  Not applicable

Item 8            Identification and Classification of Members of the Group:

                  Not applicable.

Item 9            Notice of Dissolution of Group:

                  Not applicable

Item 10           Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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                                                              Page 6 of 6 Pages
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                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 31, 2003


                               THE PINNACLE FUND, L.P.

                               By: Pinnacle Advisers, L.P., its general partner



                               By:            /s/ BARRY M. KITT
                                   --------------------------------------------
                                   Barry M. Kitt
                                   General Partner